Exhibit 5.2

Regal Rexnord Corporation 111 W. Michigan St Milwaukee, WI 53203	www.regalrexnord.com

March 26, 2024

Re:	6.050% Senior Notes due 2026

6.050% Senior Notes due 2028

6.300% Senior Notes due 2030

6.400% Senior Notes due 2033

Ladies and Gentlemen:

I am the Executive Vice President and Secretary of Regal Rexnord Corporation, a Wisconsin corporation (the “Company”), and Vice President, General Counsel and Secretary of Regal Beloit America, Inc., a Wisconsin corporation (the “Wisconsin Guarantor”). I am a member in good standing of the Wisconsin bar, and have assisted in the representation of the Wisconsin Guarantor in connection with the Registration Statement on Form S-4 (the “Registration Statement”), being filed by the Company and the direct and indirect subsidiaries of the Company listed in Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) $1,100,000,000 aggregate principal amount of the Company’s 6.050% Senior Notes due 2026 (the “New 2026 Notes”), (ii) $1,250,000,000 aggregate principal amount of the Company’s 6.050% Senior Notes due 2028 (the “New 2028 Notes”), (iii) $1,100,000,000 aggregate principal amount of the Company’s 6.300% Senior Notes due 2030 (the “New 2030 Notes”) and (iv) $1,250,000,000 aggregate principal amount of the Company’s 6.400% Senior Notes due 2033 (together with the New 2026 Notes, the New 2028 Notes and the New 2030 Notes, the “New Notes”) and the related guarantees of the New Notes (the “New Guarantees”) by the Guarantors, which are to be offered, in each case, in exchange for an equivalent aggregate principal amount of the Company’s outstanding 6.050% Senior Notes due 2026 (the “Old 2026 Notes”), 6.050% Senior Notes due 2028 (the “Old 2028 Notes”), 6.300% Senior Notes due 2030 (the “Old 2030 Notes”) and 6.400% Senior Notes due 2033 (together with the Old 2026 Notes, the Old 2028 Notes and the Old 2030 Notes, the “Old Notes”), respectively, and the related guarantees of the Old Notes (the “Old Guarantees”) by the Guarantors, as contemplated by the Registration Rights Agreement, dated January 24, 2023 (the “Registration Rights Agreement”), among the Company, the Guarantors and J.P. Morgan Securities LLC, as representative of the several initial purchasers of the Original Notes. The Old Notes and the Old Guarantees of each series were, and the New Notes and the New Guarantees of the corresponding series will be, issued under an Indenture dated as of January 24, 2023 (the “Base Indenture”), as amended, supplemented or otherwise modified, including by the Supplemental Indenture, dated as of March 27, 2023 (the “First Supplemental Indenture”; the Base Indenture, as amended and supplemented by the First Supplemental Indenture, is hereinafter called the “Indenture”), each among the Company, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

Regal Rexnord Corporation 111 W. Michigan St Milwaukee, WI 53203	www.regalrexnord.com

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

I (or attorneys under my supervision or at my request) have examined the Registration Statement, the Indenture, the Registration Rights Agreement and the resolutions adopted by the boards of directors of the Company and the Wisconsin Guarantor relating to the Registration Statement, the Indenture, the issuance of the Old Notes and the New Notes by the Company and the issuance of the Old Guarantees and the New Guarantees by the Wisconsin Guarantor. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of the Company and the Wisconsin Guarantor and other documents and instruments, and have examined such questions of law, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to me for examination. As to facts relevant to the opinion expressed herein, I have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers of the Company and the Wisconsin Guarantor and other representatives of the Company and the Wisconsin Guarantor.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, I am of the opinion that the New Notes will constitute valid and binding obligations of the Company and the New Guarantees by the Wisconsin Guarantor will constitute valid and binding obligations of the Wisconsin Guarantor when:

(i)             the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and

(ii)            the New Notes shall have been duly executed by authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes in the manner described in the Registration Statement.

This opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, voidable transaction and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. This opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

Regal Rexnord Corporation 111 W. Michigan St Milwaukee, WI 53203	www.regalrexnord.com

With respect to each instrument or agreement referred to in or otherwise relevant to the opinion set forth herein (each, an “Instrument”), I have assumed, to the extent relevant to the opinion set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided that I make no such assumption in clause (i), (ii) or (iii) insofar as such assumption relates to the Company or the Wisconsin Guarantor. I have also assumed that no event has occurred or will occur that would cause the release of a New Guarantee by any Guarantor under the terms of the Indenture.

This opinion letter is limited to the laws, rules and regulations of the State of Wisconsin. I express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to my name included in or made a part of the Registration Statement and any amendment thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Thomas E. Valentyn

Regal Rexnord Corporation 111 W. Michigan St Milwaukee, WI 53203	www.regalrexnord.com

Schedule I

Exact Name of Registrant Guarantor as Specified in its Charter (or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization
Regal Beloit America, Inc.	Wisconsin
Rexnord Industries, LLC	Delaware
Land Newco, Inc.	Delaware
Altra Industrial Motion Corp.	Delaware
American Precision Industries Inc.	Delaware
Ameridrives International, LLC	Delaware
AS Motion North America Inc.	Delaware
Boston Gear LLC	Delaware
Formsprag LLC	Delaware
Guardian Couplings LLC	Delaware
Inertia Dynamics, LLC	Delaware
Kilian Manufacturing Corporation	Delaware
Kollmorgen Corporation	New York
Nook Industries, LLC	Nevada
PacSci Motion Control, Inc.	Massachusetts
TB Wood’s Corporation	Delaware
TB Wood’s Incorporated	Pennsylvania
Thomson Industries, Inc.	Delaware
Thomson Linear LLC	Delaware
Warner Electric LLC	Delaware